Altair Nanotechnologies Inc.

                          2002 WAGE STOCK PURCHASE PLAN

         1. Purpose of the Plan. Altair Nanotechnologies Inc. (the "Company") believes that ownership of its common shares ("Common Stock") by employees of the Company and its subsidiaries is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. In addition, the Company is experience a shortage of working capital and wants to periodically give employees the opportunity to accept Common Stock in lieu of part of their wages. The purposes of the Company's 2002 Wage Stock Purchase Plan (the "Plan") are (i) to provide a convenient means by which employees of the Company and its subsidiaries may purchase shares of Common Stock through payroll deductions, and
(ii) to permit the Company from time to time to reduce cash expenditures by giving employees an opportunity to accept shares of Common Stock in lieu of salary. The Plan is not intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

         2. Administration of the Plan. The Plan shall be administered by a committee ("Committee") comprised of two or more non-employee directors of the Company created by the Board of Directors of the Company (the "Board of Directors"); provided, however, at any time there does not exist a Committee satisfying the foregoing requirements, the entire Board of Directors shall serve as the Committee. The Board of Directors may at any time remove any member of the Committee, with or without cause, fill vacancies and appoint new members of the Committee. The Committee shall have authority to promulgate rules and regulations for the operation of the Plan, to adopt forms for use in connection with the Plan, to decide any question of interpretation of the Plan or rights arising thereunder and generally to supervise the administration of the Plan. The Committee may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Committee shall be conclusive.

         3. Shares Reserved for the Plan. There are 500,000 shares of authorized but unissued Common Stock reserved for purposes of the Plan, subject to adjustment pursuant to Section 16. If the total number of shares subscribed for and proposed to be purchased on any Purchase Date (as defined in Section 5) would cause the aggregate number of shares issued under the plan to exceed the maximum number of shares reserved under this Section 2, the Committee shall make a pro rata allocation of shares available under the Plan. The Committee shall make such allocation of shares among Participants (as defined in Section 5) in as nearly a uniform manner as practicable and as the Committee shall determine to be equitable.

         4. Eligible Employees. The term Eligible Employee means any full-time employee of the Company and each subsidiary (whether currently a subsidiary or becoming a subsidiary in the future) of the Company, provided that the employee has been continuously employed by either the Company or any subsidiary of the Company for at least 1 month. For purposes of the Plan, the term "subsidiary" of the Company has the meaning prescribed in Section 424(f) of the Code. A "full-time employee" is any employee of the Company or a subsidiary excluding, however, any employee whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months in any calendar year. For all purposes of the Plan, an employee is considered to be employed continuously during any period not exceeding 90 days during which the employee is on sick leave, military leave or other bona fide leave of absence (such as temporary employment by government).

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         5.       Offering of Stock for Wages under the Plan.

                  (a) Company's Initiation of An Offering. The Plan shall be implemented by a series of offerings (each, an "Offering"), each of which shall commence and terminate when, as, and if determined by the Committee. Each Offering shall be preceded by a written notice of offering (the "Offering Notice") sent to all Eligible Employees, which Offering Notice shall specify the following:

                           (i) a period (the "Subscription Period") during which the Eligible Employees may elect whether or not to participate in the Offering;

                           (ii) a method, consistent with Section 6 hereof, by which Eligible Employees may notify the Company of their election to participate in the Offering;

                           (iii)    the   date   payroll   deductions   for  the
         Offering, as described in Section 6, shall commence (the "Commencement Date"); and

                           (iv) the date payroll deductions shall terminate and the purchase and sale of shares in the Offering shall be consummated (the "Purchase Date").

The period between the Commencement Date and the Purchase Date shall be the "Deduction Period."

                  (b) An Employee's Election to Participate. An Eligible Employee may elect to participate in an Offering by filing with the Company, on or before the expiration of the Subscription Period, a subscription and payroll deduction authorization in the form described in the Offering Notice. (Any Eligible Employee who has duly elected to participate in an Offering is a "Participant" with respect to such Offering). A subscription and payroll deduction authorization shall apply only to the Offering with respect to which it is made, and a new subscription and payroll deduction authorization shall be necessary for each Offering. The payroll deduction authorization will authorize the employing corporation to make payroll deductions from each of the Participant's paychecks during an Offering the Participant is participating in. Payroll deductions from any paycheck may not be less than 50% of the employee's Adjusted Net Compensation (as defined below) for the Deduction Period and may not be more than the employee's Adjusted Net Compensation for the Deduction Period.

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                  "Compensation"  means  base  salary,   overtime,   bonus,  any
commissions or shift differentials that function as base salary equivalents, and shall include such amounts that an employee waives pursuant to a salary reduction arrangement under any cash or deferred or cafeteria plan maintained by the Company or a subsidiary under Code sections 401(k) or 125.

                  "Adjusted Net Compensation" shall mean Compensation less any amounts the Company is required to withhold on such Compensation for income taxes, FICA, workers compensation and similar programs.

                  (c) Effect of Election to Participate. By electing to participate in an Offering, each Participant shall be deemed to have irrevocably subscribed under the Plan to purchase, on the Purchase Date, a number of shares of Common Stock determined in accordance with Section 7 for the price determined in accordance with Section 6, exclusively through payroll deductions. The failure of an employee to participate in any Offering shall not prevent such employee from being eligible to participate in any subsequent Offering.

                   (d) No Amendment of Termination. After a Participant has elected to participate in an Offering, the Participant may not amend the payroll deduction authorization or terminate participation in the Offering. If a Participant ceases to be an employee of the Company or a parent or subsidiary of the Company for any reason, including death, disability or retirement, during an Deduction Period, the Participant's participation in the Offering shall nevertheless continue and the Participant shall accept Common Stock in lieu of Adjusted Net Compensation to the extent provided for in the Participant's election and subscription documents for all portions of the Deduction Period during which the Participant was an employee of the Company or one of its subsidiaries.

         6. Purchase Price. The price at which shares shall be purchased in an Offering (the "Purchase Price") shall be the fair market value of a share of Common Stock on the Purchase Date of the Offering. The fair market value of a share of Common Stock on any date shall be determined as follows: (i) if the Common Stock is listed on any national stock exchange or national market system, including without limitation the NASDAQ National Market System or the NASDAQ SmallCap Market System, the closing sales price (or the closing bid, if no sales were reported) of the Common Stock as reported by such exchange or system; or
(ii) if no reported price under (i) is available, such other value of the Common Stock as the Board of Directors shall determine in good faith to be the fair market value.

         7.  Number of  Shares.  The  number of  shares of Common  Stock  that a
Participant shall be deemed to have subscribed for and shall purchase on each Purchase Date in each Offering shall be, subject to adjustment as provided for in Section 8, a whole number of shares equal to the result of (i) all Adjusted Net Compensation withheld from the pay of the Participant during the applicable Deduction Period in accordance with the Plan and the subscription and withholding documents tendered by the Participant, divided by (ii) the Purchase Price with respect to such Offering. No fractional shares shall be purchased during any Offering.

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         8. Broadly-Based  Adjustment.  In the event that, but for the effect of this Section 8, the number of shares of Common Stock that would be purchased by all of the Executive Officers of the Company as a group in any Offering would exceed the number of shares of Common Stock to be purchased in that Offering by all employees of the Company and any subsidiary that are not Executive Officers, the number of shares of Common Stock the Executive Officers as a group are deemed to have subscribed for in that Offering shall be reduced (pro rata, based upon the number of shares that would have been purchased) to a number equal to one share less than the number of shares of Common Stock to be purchased by all employees of the Company and any subsidiary that are not Executive Officers in that Offering. "Executive Officers" shall have the meaning set forth in Rule 405 promulgated under the Securities Act of 1933, as amended. Any amounts withheld from a Participant's Compensation under the Plan after a Purchase Date as a result of adjustments under this Section 8 or any other section of this Agreement shall be repaid to the Participant.

         9. Delivery and Custody of Shares. Shares purchased by Participants pursuant to the Plan will be delivered to the Participant or any investment or financial firm appointed by the Participant within 5 business days of the respective Purchase Date.

         10. Expense of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan and on delivery of shares to a Participant or to a Participant's appointee. The Company may, but shall not be required to, pay expenses, commissions or taxes incurred in connection with sales of shares by a Participant.

         11. Rights Not Transferable. The right to purchase shares under the Plan is not transferable or assignable by a Participant except by will or by the laws of descent and distribution of the state or country of the Participant's domicile at the time of death, and such right is exercisable during the Participant's lifetime only by the Participant.

         12. Tax Withholding. Each Participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Company to be required. If the Participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the Participant, including salary, subject to applicable law.

         13. Responsibility and Indemnity. Neither the Company, its Board of Directors, the Committee, any subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any Participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless its Board of Directors, the Committee, and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

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         14. Conditions and Approvals.  The obligations of the Company under the
Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange or quotation service (such as the Nasdaq SmallCap Market) on which the Company's securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company. The Company will use its best effort to comply with such laws, regulations and rules and to obtain such approvals.

         15. Amendment of the Plan. The Board of Directors may from time to time amend the Plan in any and all respects, except to the extent that any governing securities law, exchange regulation, or quotation service rule prohibits or restricts such amendment.

         16. Adjustments Upon Changes in Capitalization. The number of shares reserved under Section 2, the number of shares that may be purchased by a Participant during an Offering pursuant to Section 7, and the purchase price per share under Section 6 all shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of Common Stock in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the number of the outstanding shares of Common Stock that is effected without receipt of consideration by the Company; provided, however, that a conversion of any convertible security of the Company shall not be deemed to have been effected without the receipt of consideration. Adjustments under this
Section 16 shall be made by the Board of Directors, whose determination of the adjustment shall be conclusive.

         17. Merger or Sale. In the event that a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation is consummated during any Deduction Period, the respective Offering shall automatically be terminated as of the date of such transaction, and all amounts withheld from the Compensation of any Participant as part of such Offering shall be paid to such Participant on the earlier to occur of (a) the date of the consummation of such transaction, (b) the date such Compensation would be paid in the ordinary course of business but for the effect of the Offering.

         18. Termination of the Plan. The Plan shall terminate upon the earlier to occur of (a) when all of the shares reserved for purposes of the Plan have been purchased, or (b) August 31, 2003, provided that the Board of Directors in its sole discretion may at any time terminate the Plan without any obligation on account of such termination, except that such termination shall not affect any shares which have been subscribed for in an Offering that has not yet terminated.

         19. Effective Date of the Plan. The Plan shall become effective on the date it is approved by the Board of Directors.

         The undersigned, who is the duly elected Chief Operating Officer of the Company, hereby certifies that, this Company's 2002 Wage Stock Purchase Plan was approved by the Board of Directors of the Company and became effective on August 6, 2002.

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                              Altair Nanotechnologies Inc.


                            By: /s/ Edward Dickinson

                                  ----------------------------
                                       Edward Dickinson
                                      Chief Operating Officer

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